Exhibit 99.1

                                                        Contact:
                                                        -------
                                                        Susan Hickey
                                                        NetRatings, Inc.
                                                        212-703-5909
                                                        shickey@netratings.com


           NETRATINGS ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS

     New York, May 7, 2003 - NetRatings, Inc. (NASDAQ: NTRT), the provider of the Nielsen//NetRatings services that set the global standard for Internet audience measurement and analysis, today announced financial results for the first quarter ended March 31, 2003. NetRatings revenues were $9.0 million for the first quarter, a 109 percent increase over revenues of $4.3 million in the first quarter of 2002.

     In accordance with generally accepted accounting principles (GAAP), net loss for the first quarter was $5.2 million, or $0.15 per share, on approximately 33.6 million shares. This compares with a net loss of $14.6 million, or $0.45 per share, in the first quarter of 2002, on approximately 32.9 million shares.

     Pro forma net loss for the first quarter, which excludes amortization of intangibles and stock-based compensation, was $1.9 million, or $0.06 per share. This compares with a pro forma net loss in the first quarter of 2002, which excluded restructuring and other expenses, acquisition-related expenses and stock-based compensation, of $2.3 million or $0.07 per share. A complete reconciliation of GAAP results to pro forma results may be found in the accompanying financial tables and footnote.

     Cash, cash equivalents and short-term investments at the end of the first quarter were $237 million, compared to $241 million at the end of 2002.

                                    - more -

     "NetRatings is off to a solid start in 2003," said William Pulver, president and chief executive officer of NetRatings. "Our comprehensive product portfolio has generated positive cross-selling results and we signed or renewed contracts with key clients including Campbell Soup, Earthlink, Google, IPG, JCPenney, Johnson & Johnson, Omnicom and The Wall Street Journal. T-Online, a leading European Internet service provider, signed a contract for a custom panel project in Germany and Univision signed a five-year agreement as a charter client for our new U.S. Hispanic audience measurement service."

     Mr. Pulver continued, "Looking ahead, NetRatings will continue to leverage its unique financial and intellectual assets with exciting new products like MegaPanel and SiteCensus. We are building a truly unique product portfolio at a time when there is growing optimism related to overall economic conditions. As clients increase their investment in the Internet, NetRatings is poised to help them make informed business-critical decisions regarding their online strategies."

     NetRatings also announced today that on April 1, 2003 it increased its interest in its Japanese joint venture from approximately 49 percent to approximately 58 percent. As such, the financial results of the Japanese joint venture will be consolidated with NetRatings' beginning in the second quarter of 2003.

Guidance

For the second quarter ending June 30, 2003, NetRatings is projecting the following:

o    Revenue is expected to be between $9.1 million and $9.4 million

o    Gross margin is expected to be between 48 percent and 52 percent

o Operating expenses on a GAAP basis are expected to be between $12 million and $12.6 million

o    Net loss per share on a GAAP basis is expected to be between $0.18 and
     $0.20

o Pro forma net loss per share, which excludes amortization of intangibles and stock-based compensation, is expected to be between $0.08 and $0.10

                                    - more -

     As a result of the consolidation of NetRatings Japan's operations commencing with second quarter 2003 results, NetRatings is updating its previously released full year 2003 guidance. For the full year 2003, the company now projects the following:

o    Revenue is expected to be between $37 million and $39 million

o    Gross margin is expected to be between 50 percent and 53 percent

o Operating expenses on a GAAP basis are expected to be between $49 million and $51 million

o    Net loss per share on a GAAP basis is expected to be between $0.70 and
     $0.80

o Pro forma net loss per share, which excludes amortization of intangibles and stock-based compensation, is expected to be between $0.32 and $0.42


First Quarter 2003 Conference Call
Today at 4:30 p.m. EST, NetRatings management will host a conference call and Webcast to discuss its first quarter 2003 results and outlook. The company welcomes all members of the financial and media communities to visit the "Investor Relations" area of www.netratings.com to listen to the conference call via live Webcast.

About NetRatings
NetRatings, Inc. (Nasdaq: NTRT) is the provider of the Nielsen//NetRatings services, which set the global standard for Internet audience measurement and analysis. Nielsen//NetRatings enables its customers to make informed business-critical decisions regarding their Internet strategies with its technology driven products and services, which include the Nielsen//NetRatings NetView Internet audience measurement service, AdRelevance online advertising intelligence, @Plan Web user lifestyle, demographic and product brand preferences data, and WebRF, an Internet reach and frequency planning tool, and custom data, research and analysis. For more information, please visit www.nielsen-netratings.com.

Safe Harbor Statement
This press release contains statements that may constitute forward-looking statements pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expressed in any such forward-looking statements. Information about potential factors that may affect NetRatings' business and financial results is included in its annual report on Form 10-K for the fiscal year ended December 31, 2002 and its quarterly reports on Form 10-Q, including, without limitation, under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors That May Affect Our Performance." Each of these documents is on file with the SEC and is available free of charge. Readers of this press release are referred to such filings. The forward-looking statements herein speak only as of the date of this press release. NetRatings does not undertake to update any forward-looking statement that may be made from time to time by it or on behalf of NetRatings.

                                    - more -

NetRatings, Inc.
Statements of Operations
(in thousands, except per share data)

                                           Three Months Ended
                                                March 31,
                                         2003             2002
                                       --------         --------

Revenue                                $  9,021         $  4,313

Cost of revenue                           4,208            2,672
                                       --------         --------
Gross profit                              4,813            1,641
                                       --------         --------

Operating expenses:
     Research and development             2,123            1,400
     Sales and marketing                  3,721            2,773
     General and administrative           2,226            1,192
     Restructuring and other expenses         -            6,969
     Acquisition-related expenses             -            3,033
     Amortization of intangibles            989                -
     Stock-based compensation             2,277            2,320
                                       --------         --------
        Total operating expenses         11,336           17,687
                                       --------         --------
Loss from operations:                    (6,523)         (16,046)

Loss on joint ventures                      (50)            (927)
Interest income, net                      1,340            2,330
Minority interest                            48               -
                                       --------         --------
Net loss                               $ (5,185)        $(14,643)
                                       ========         =========

Basic and diluted
net loss per share                     $  (0.15)        $  (0.45)
                                       ========         =========

Shares used to compute
basic and diluted
net loss and pro forma
net loss per share                       33,643           32,877
                                       ========         ========

Pro forma net loss: (1)
Net loss                               $ (5,185)        $(14,643)
Less:
  Restructuring and other expenses            -            6,969
  Acquisition-related expenses                -            3,033
  Amortization of intangibles               989                -
  Stock-based compensation                2,277            2,320
                                       --------         --------
  Pro forma net loss                   $ (1,919)        $ (2,321)
                                       --------         --------

Pro forma net loss per share           $  (0.06)        $  (0.07)
                                       ========         =========


(1) Pro forma net loss information excludes restructuring and other expenses, acquisition-related expenses, amortization of intangibles and stock-based compensation. Management uses this measure internally to evaluate the company's performance and manage its ongoing operations. As we have done historically, NetRatings has provided these non-GAAP results to the investment community, as we believe they provide consistent and comparable measures to help investors understand our current and future operating results. NetRatings excludes amortization of intangibles and stock-based compensation from pro forma results as they are non-cash charges not directly related to operations and have been historically excluded from our pro forma results. Restructuring and other expenses and acquisition-related expenses are excluded from pro forma results as they are separate from the ongoing operations of the company. Pro forma data is provided as a complement to results provided in accordance with GAAP, and should be considered in addition to, and not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.


NetRatings, Inc.
Balance Sheets
(in thousands)

                                                  March 31,    December 31,
                                                    2003           2002
                                                -------------  ------------
ASSETS

Current assets
Cash, cash equivalents
 & short term investments                       $    236,818   $    241,411
Accounts receivable                                    9,068          7,721
Other current assets                                   5,091          3,878
                                                ------------   ------------
  Total current assets                               250,977        253,010

Property and equipment                                 2,849          2,994
Intangibles                                           20,695         21,684
Goodwill                                              52,721         51,298
Other assets                                           1,052          2,659
                                                ------------   ------------
  Total assets                                  $    328,294   $    331,645
                                                ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable & accrued expenses             $     22,909   $     23,157
Deferred revenue                                      12,403         11,202
Restructuring liabilities                              4,634          6,604
                                                ------------   ------------
  Total liabilities                                   39,946         40,963

Minority interest                                      1,951          2,016

Stockholders' equity                                 286,397        288,666
                                                ------------   ------------
  Total liabilities and stockholders' equity    $    328,294   $    331,645
                                                ============   ============


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